Exhibit 1


                                                                  News Release

Contact: Jerome I. Feldman
                  Chairman and Chief Executive Officer
                  914-249-9750


                NATIONAL PATENT DEVELOPMENT ANNOUNCES TERMINATION
           OF DISCUSSIONS WITH RESPECT TO SALE OF ITS FIVE STAR SHARES

NEW YORK - June 26, 2006 -- National Patent Development Corporation (NPDV.OB), a holding company with interests in optical plastics, paint and hardware distribution, and pharmaceuticals, today announced that it had terminated discussions with FLJ Partners, LLC with respect to (1) the sale by the Company to FLJ of its approximately 64% interest in Five Star Products, Inc. (FSPX.OB) and (2) a series of transactions that, if consummated, would have resulted in Five Star becoming a wholly owned subsidiary of FLJ. The discussions were terminated by the Company as a result of the inability of the parties to agree to proceed with the transactions.

The forward-looking statements contained herein reflect National Patent Development's management's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, all of which are difficult to predict and many of which are beyond the control of National Patent Development, including, but not limited to the risks and uncertainties detailed in National Patent Development's periodic reports and registration statements filed with the Securities and Exchange Commission.

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